                                                           Exhibit No. EX-99.d.2

                   FEE WAIVER AND EXPENSE ASSUMPTION AGREEMENT

                        GENWORTH VARIABLE INSURANCE TRUST

     AGREEMENT  made as of the ___ day of _____,  2008, by and between  Genworth
Variable Insurance Trust, a Delaware statutory trust (the "Trust),  on behalf of each of its series  listed on Schedule A hereto  (each,  a "Fund," and together, the  "Funds"),  and Genworth  Financial  Wealth  Management,  Inc., a California
corporation (the "Advisor").

     WHEREAS, the Advisor has entered into an Investment Advisory Agreement (the
"Investment Advisory Agreement") with the Trust, on behalf of each of the Funds, pursuant  to which the  Advisor  provides,  or arranges  for the  provision  of, investment advisory services to each Fund, and for which it is compensated based on the average daily net assets of each such Fund; and

     WHEREAS,  the Trust and the Advisor have  determined that it is appropriate and in the best interests of each Fund and its  shareholders  to limit the total expenses of each Fund to the amount provided for each Fund on Schedule A hereto, as may be amended from time to time;

     NOW,  THEREFORE,  in  consideration  of the mutual  promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby  acknowledged,  the parties hereto,  intending to be legally bound, do hereby agree as follows:

1. FEE WAIVER AND EXPENSE ASSUMPTION.

     The Advisor  hereby  agrees to waive all or a portion of its advisory  fees and, if necessary,  to assume certain other expenses (to the extent permitted by the  Internal  Revenue  Code of 1986,  as amended)  of each Fund,  to the extent necessary so that the Fund's  Total Annual  Operating  Expenses  (excluding  any taxes, interest,  brokerage fees, insurance costs and extraordinary expenses) do not exceed a specified  percentage  of the average daily net assets of the Fund, as indicated in Schedule A to this Agreement.

2. REIMBURSEMENT.

     The Trust,  on behalf of each Fund,  agrees to repay the Advisor any waived fees or expenses assumed for the Fund in later periods; provided,  however, that the repayment shall be payable only to the extent that it (1) can be made during the three years  following the time at which the Advisor  waived fees or assumed expenses  for the Fund  under  this  Agreement,  and (2) can be  repaid  without causing the Total Annual  Operating  Expenses  (excluding  any taxes,  interest, brokerage  fees,  insurance  costs and  extraordinary  expenses)  of the Fund to exceed any applicable  expense  limitation that was in place for the Fund at the time of the  waiver/assumption  of  expenses.  The Trust  agrees to  furnish  or otherwise make available to the Advisor such copies of its financial statements, reports,  and other  information  relating  to its  business  and affairs as the
Advisor may, at any time or from time to time,  reasonably request in connection with this Agreement.

3. ASSIGNMENT.

     This Agreement may not be assigned by the Advisor without the prior consent of the Trust.

4. DURATION AND TERMINATION.

     This Agreement  shall remain in effect for an initial period  commencing on the effective date of this Agreement through ending December 31, 2009, and shall continue in effect from year to year  thereafter  upon mutual  agreement  of the
Trust and the Advisor.  This Agreement  shall  automatically  terminate upon the termination  of the  Investment  Advisory  Agreement.  In the event of merger or liquidation of a Fund, this  Agreement,  as it relates that merged or liquidated
Fund only, shall automatically terminate upon the consummation of such merger or liquidation transaction.

     The parties hereto have caused this Agreement to be effective as of the ___
day of _____, 2008.

                   GENWORTH VARIABLE INSURANCE TRUST

                   By:

                   Name and Title:  _________________________________

                   GENWORTH FINANCIAL WEALTH MANAGEMENT, INC.

                   By:

                   Name and Title:  _________________________________

                                   SCHEDULE A

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Fund                                                             Expense Limit*
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                                                                      1.40%
Genworth Calamos Growth Fund

Genworth Columbia Mid Cap Value Fund                                  1.25%

Genworth Davis NY Venture Fund                                        1.15%

Genworth Eaton Vance Large Cap Value Fund                             1.15%

Genworth Legg Mason Aggressive Growth Fund                            1.10%

Genworth PIMCO Low Duration Fund                                      1.00%

Genworth PIMCO StocksPlus Fund                                        1.00%

Genworth Putnam International Capital Opportunities Fund              1.35%

Genworth Thornburg International Value Fund                           1.30%

Genworth Western Asset Management Core Plus Fixed Income Fund         1.05%

* As a percentage of the Fund's average daily net assets.